Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of WestRock Company for the registration of debt securities (and guarantees thereof), common stock, preferred stock, warrants, depositary shares, rights, units, guarantees of debt securities and WRKCO Inc. for the registration of debt securities (and guarantees thereof) and to the incorporation by reference therein of our report dated November 16, 2018, except with respect to the effects of the retrospective adoption of Accounting Standards Update (ASU) 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, and ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, changes in the reportable segments, and presentation of selected condensed consolidating financial statements of parent, issuer, guarantors and non-guarantors as discussed in Note 1, 3, 4, 6 and 24, as to which the date is May 9, 2019, with respect to the consolidated financial statements of WestRock Company included in its Current Report on Form 8-K dated May 9, 2019, and our report dated November 16, 2018, with respect to the effectiveness of internal control over financial reporting of WestRock Company, included in its Annual Report (Form 10-K) for the year ended September 30, 2018, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 14, 2019